November 16, 2006

Dear Member:

You are cordially invited to attend a Special Meeting of Members of Westfield Mutual Holding Company, the holding company for Westfield Financial, Inc., which will be held on December 18, 2006 at 11:00 a.m., Eastern time, at The Ranch Golf Club, located at 100 Ranch Club Road, Southwick, Massachusetts 01077.

The attached Notice of Special Meeting and proxy statement describe the formal business that we will transact at the meeting. In addition to the formal items of business, you will have an opportunity to ask questions.

The Board of Directors of Westfield Mutual Holding Company has determined that an affirmative vote on the matters to be considered at the meeting is in the best interests of Westfield Mutual Holding Company and its members and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors of Westfield Mutual Holding Company, I thank you for your continued support and look forward to seeing you at the meeting.

Sincerely yours,

Donald A. Williams
Chairman and Chief Executive Officer

WESTFIELD MUTUAL HOLDING COMPANY

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

NOTICE OF SPECIAL MEETING OF MEMBERS

To Be Held on December 18, 2006

NOTICE IS HEREBY GIVEN that a special meeting of members (depositors) of Westfield Mutual Holding Company (the “Special Meeting”) will be held at The Ranch Golf Club, 100 Ranch Club Road, Southwick, Massachusetts 01077, on Monday, Monday, 2006 at 11:00 a.m., Eastern time, to consider and vote upon:

1.	An amended and restated plan of conversion and stock issuance (the “Plan of Conversion”) pursuant to which Westfield Mutual Holding Company will be merged into Westfield Bank, and Westfield Financial, Inc., the mid-tier holding company of Westfield Bank, will be succeeded by a new Massachusetts corporation named “New Westfield Financial, Inc.”, which has been established for the purpose of completing the conversion and stock offering of New Westfield Financial, Inc. common stock. Under the Plan of Conversion, shares of New Westfield Financial, Inc. common stock representing Westfield Mutual Holding Company’s ownership interest in Westfield Financial, Inc. will be offered for sale in a subscription offering and, possibly, a community offering by New Westfield Financial, Inc.. Common stock of Westfield Financial, Inc. currently held by public stockholders will be converted into shares of New Westfield Financial, Inc. pursuant to an exchange ratio that will ensure that stockholders will own the same percentage of New Westfield Financial, Inc. after the conversion and stock offering as they held of Westfield Financial immediately prior thereto, exclusive of any shares purchased by a stockholder in the offering and cash received in lieu of fractional shares. After the completion of the conversion and stock offering, the name “New Westfield Financial, Inc.” will be changed to “Westfield Financial, Inc.”; and

2.	Any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

Note:	Management is not aware of any such other business at this time.

The Board of Directors has fixed October 31, 2006 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. All depositors of Westfield Bank are members of Westfield Mutual Holding Company.

The following proxy statement is a summary of information about the proposed conversion and stock offering. A more detailed description of Westfield Mutual Holding Company, Westfield Financial and Westfield Bank and the proposed conversion and stock offering is included in the prospectus accompanying this proxy statement. A copy of the Plan of Conversion is available for inspection at every Westfield Bank branch.

Upon written request addressed to the Secretary of Westfield Mutual Holding Company at the address given above, you may obtain an additional copy of the prospectus, a copy of the Plan of Conversion and exhibits thereto, and/or a copy of the articles of organization and bylaws of New Westfield Financial. In order to assure timely receipt of the additional copy of the prospectus and/or the Plan of Conversion, the written request should be received by Westfield Mutual Holding Company by December 8, 2006. In addition, all such documents may be obtained by calling our Stock Information Center at the number shown below.

By Order of the Board of Directors,

Donald A. Williams
Chairman and Chief Executive Officer

Westfield, Massachusetts

November 16, 2006

Our Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card(s) in favor of the adoption of the Plan of Conversion and return the card(s) in the enclosed self-addressed, postage-prepaid proxy reply envelope. Proxy cards must be received prior to the commencement of the Special Meeting. Returning a proxy card will not prevent you from voting in person at the Special Meeting.

Depending on the ownership structure of your deposit accounts, you may receive more than one proxy card. Please vote all cards that you receive in this package. None are duplicates. Your vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

The Boards of Directors of Westfield Financial, Westfield Mutual Holding Company and Westfield Bank have approved the Plan of Conversion. The Plan of Conversion also has been approved by the Office of Thrift Supervision, subject to approval by the members of Westfield Mutual Holding Company and the stockholders of Westfield Financial entitled to vote on the matter. Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the Plan of Conversion.

Questions?

If you have any questions about voting or the stock offering, please call our Stock Information Center at (413)             , Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

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QUESTIONS AND ANSWERS

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of our employees, customers and the communities we serve.

Q:	What is the Conversion?

A:	The conversion is a change in corporate form. In 1995, Westfield Bank reorganized into a mutual holding company structure and formed Westfield Mutual Holding Company. In 2001, Westfield Mutual Holding Company formed a mid-tier stock holding company, Westfield Financial, Inc. Westfield Mutual Holding Company is a mutual (meaning no stock outstanding) holding company, and Westfield Financial, Inc. is a stock holding company. A majority (57.6%) of the outstanding shares of Westfield Financial common stock are owned by Westfield Mutual Holding Company, while public stockholders own the remainder. Westfield Financial is the holding company of Westfield Bank.

Under the terms of our Plan of Conversion, the 57.6% ownership interest of Westfield Mutual Holding Company is being offered for sale through our common stock offering. As a result of the stock offering, Westfield Financial will be 100% owned by public stockholders. In addition to the shares of common stock to be issued to those who purchase shares in the stock offering, public stockholders of Westfield Financial as of the completion of the conversion, will receive shares of New Westfield Financial, Inc. common stock in exchange for their existing shares. Upon the completion of the conversion and stock offering, Westfield Mutual Holding Company will cease to exist. On page 8 of the prospectus, there are charts of our organizational structure before and after the conversion.

Q:	What are the reasons for the conversion?

A:	The primary reasons for the conversion and stock offering are to provide Westfield Bank with additional capital to better serve the needs of its community by increasing lending, especially to support continued growth in its commercial loan portfolio, expanding the products and services that it currently offers (including the possible introduction of new products and services), and opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007). New Westfield Financial will use the capital retained by it to pay dividends to stockholders, repurchase shares of its common stock, finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time), and fund other general corporate purposes.

Q:	Will customers notice any change in Westfield Bank’s day-to-day activities as a result of the conversion?

A:	No. The conversion is an internal change in corporate structure. There will be no change to Westfield Bank’s management, staff or branches as a result of the conversion.

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Q:	Will the conversion affect customers’ deposit accounts or loans?

A:	No. The conversion will not affect the balance or terms of deposit accounts or loans, and deposits will continue to be federally-insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the maximum legal limit. Deposit accounts are not being converted to stock.

THE PROXY VOTE

Q.	Are all customers eligible to vote on the Plan of Conversion?

A.	All depositors of Westfield Bank as of October 31, 2006 are eligible to vote, and have been mailed a proxy statement and proxy card(s).

Q.	Why should I vote?

A.	You are not required to vote, but regulations require that we solicit your vote. In order for us to implement the Plan of Conversion, we must receive the affirmative vote of a majority of the total votes eligible to be cast by our members (depositors of Westfield Bank). The Plan of Conversion will not have any effect on your deposit or loan accounts. Voting does not obligate you to purchase shares of common stock in the offering.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the proxy card(s) you receive will have the same effect as voting “Against” the Plan of Conversion. Without sufficient favorable votes, we will not proceed with the conversion and related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Q.	How many votes are available to me?

A.	Depositors are entitled to one vote for each $100 on deposit, or each fraction thereof. No member may cast more than 1,000 votes. Proxy cards are not imprinted with the applicable numbers of votes. However, votes will be automatically tallied by computer upon receipt of the returned proxy cards.

Q.	Why did I receive more than one proxy card?

A.	If you had more than one deposit account on October 31, 2006, you may have received more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards. Please promptly vote all the proxy cards that we sent to you.

Q.	More than one name appears on my proxy card(s). Who must sign?

A.	The names reflect the registration of your deposit account(s). Proxy cards for joint deposit accounts require the signature of only one of the owners. Proxy cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

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WHERE TO GET MORE INFORMATION

A Stock Information Center has been established at Westfield Bank’s executive office. For assistance, you may call the Stock Information Center at (413)              from 9:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on weekends or on bank holidays.

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WESTFIELD MUTUAL HOLDING COMPANY

PROXY STATEMENT FOR THE

SPECIAL MEETING OF MEMBERS

To Be Held on December 18, 2006

General

This proxy statement of Westfield Mutual Holding Company, together with the prospectus of New Westfield Financial, the proposed stock holding company for Westfield Bank, which constitutes a part of this proxy statement, is being furnished to you in connection with the solicitation by the Board of Directors of Westfield Mutual Holding Company of proxies to be voted at the Special Meeting to be held at The Ranch Gold Club, 100 Ranch Club Road, Southwick, Massachusetts 01077 on Monday, December 18, 2006 at 11:00 a.m., Eastern time, and any adjournment or postponement thereof.

The purpose of the Special Meeting is to consider and vote upon the Amended and Restated Plan of Conversion and Stock Issuance of Westfield Mutual Holding Company, Westfield Financial, Inc. and Westfield Bank (the “Plan of Conversion”), pursuant to which:

1. Westfield Financial will merge with and into a federal corporation, which will immediately thereafter exchange its charter for that of an interim federal stock savings bank and then merge with and into Westfield Bank, with Westfield Bank as the surviving entity;

2. Westfield Mutual Holding Company will convert to an interim federal stock savings bank and simultaneously merge with and into Westfield Bank, and Westfield Mutual Holding Company will thus cease to exist and a new liquidation account will be established by Westfield Bank for the benefit of the Westfield Mutual Holding Company’s members;

3. Westfield Bank will form a wholly-owned subsidiary to be known as New Westfield Financial, Inc., a Massachusetts corporation, which will become the holding company of Westfield Bank upon consummation of the conversion and stock offering;

4. New Westfield Financial will in turn form an interim federal stock savings bank (“Interim”) as a wholly-owned subsidiary;

5. Immediately following the formation of Interim, Interim will then merge with and into Westfield Bank, and Westfield Bank will thus become a wholly-owned subsidiary of New Westfield Financial. In connection therewith, each share of Westfield Financial common stock outstanding immediately prior to the effective time thereof shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of New Westfield Financial based on the exchange ratio, plus cash in lieu of any fractional share interest; and

6. In connection with the conversion, New Westfield Financial will offer shares of its common stock in a subscription offering and, possibly, a community stock offering.

The conversion of Westfield Mutual Holding Company and the related issuance and exchange of stock by New Westfield Financial is referred to herein as the “conversion and stock offering.”

This proxy statement, together with the accompanying proxy card(s), is first being mailed or delivered to members of Westfield Mutual Holding Company on or about November 16, 2006.

Voting for or against the Plan of Conversion includes a vote for or against the conversion of Westfield Mutual Holding Company to a stock form holding company and all other transactions contemplated by the Plan of Conversion. Voting for the Plan of Conversion will not obligate you to purchase any common stock and will not affect the balance, interest rate or federal deposit insurance of any deposits.

Our Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card(s) in favor of the adoption of the Plan of Conversion and return the card(s) in the enclosed self-addressed, postage-prepaid proxy reply envelope. Proxy cards must be received prior to the commencement of the Special Meeting. Returning a proxy card will not prevent you from voting in person if you attend the Special Meeting.

Depending on the ownership structure of your deposit accounts you may receive more than one proxy card. Please vote all cards that you receive in this package. None are duplicates. Your vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

Record Date and Voting Rights

The Board of Directors has fixed October 31, 2006 as the record date (the “Voting Record Date”) for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. All of Westfield Bank’s depositors are members of Westfield Mutual Holding Company. Only those members of Westfield Mutual Holding Company as of the Voting Record Date, who continue to be members on the date of the Special Meeting, or any adjournment or postponement thereof, will be entitled to vote at the Special Meeting or any such adjournment or postponement. Such members are referred to herein as “Voting Members.”

At the Special Meeting, each depositor of Westfield Bank who is a Voting Member will be entitled to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of his or her deposit accounts in Westfield Bank as of the Voting Record Date. No member shall cast more than 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of their joint account.

Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of Individual Retirement Accounts (“IRAs”) and Keogh trusts established at Westfield Bank, the beneficiary may direct the trustee’s vote on the Plan of Conversion by returning a completed proxy card to Westfield Bank. If no proxy card is returned from IRA and Keogh account beneficiaries, Westfield Bank, as trustee, will vote FOR approval of the Plan of Conversion on behalf of such beneficiary.

Vote Required

Under Office of Thrift Supervision regulations and the Plan of Conversion, completion of the conversion and stock offering is subject to the approval of the Plan of Conversion by the Office of Thrift Supervision and by an affirmative vote of a majority of the total eligible votes of the members of Westfield Mutual Holding Company (i.e., depositors of Westfield Bank). As of the Voting Record Date for the Special Meeting, Westfield Mutual Holding Company had              members who are entitled to cast a total of              votes at the Special Meeting. In addition, the transactions incident to the conversion and stock offering and the Plan of Conversion must be approved by the affirmative vote of the greater of (a) the holders of a majority of the outstanding shares of common stock of Westfield Financial, other than Westfield Mutual Holding Company, or (b) the holders of two-thirds of the votes eligible to be cast by stockholders of Westfield Financial, including Westfield Mutual Holding Company. If there are insufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned by the Board of Directors to permit further solicitation of proxies.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by filing written revocation of the proxy with the Secretary of Westfield Mutual Holding Company, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the Special Meeting or any adjournment or postponement thereof. The presence of a member at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary at the Special Meeting prior to the voting of such proxy. The proxies being solicited by the Board of Directors of Westfield Mutual Holding Company are only for use at the Special Meeting and at any adjournment or postponement thereof and will not be used for any other meeting.

Solicitation of Proxies

This proxy statement and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the Special Meeting by the Board of Directors. To the extent necessary to permit approval of the Plan of Conversion, officers, directors or employees of Westfield Bank may solicit proxies by telephone or through other forms of communication. Westfield Mutual Holding Company will bear all costs of this solicitation, and will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. Westfield Mutual Holding Company has also engaged Georgeson Shareholder Communications, Inc. to assist us in soliciting the votes of our stockholders for the Special Meeting for a fee of $1,500, plus reimbursement of reasonable out-of-pocket expenses.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1

APPROVAL OF THE PLAN OF CONVERSION

The Boards of Directors of Westfield Financial, Westfield Mutual Holding Company and Westfield Bank have approved the Plan of Conversion. The Plan of Conversion also has been approved by the Office of Thrift Supervision, subject to approval by the members of Westfield Mutual Holding Company and the stockholders of Westfield Financial entitled to vote on the matter. Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the Plan of Conversion.

General

On August 29, 2006, the Boards of Directors of Westfield Bank, Westfield Mutual Holding Company and Westfield Financial unanimously adopted the Plan of Conversion pursuant to which Westfield Bank will reorganize from a “two-tiered” mutual holding company structure to a stock form holding company structure. As part of the conversion, Westfield Bank formed New Westfield Financial, Inc. Stockholders of Westfield Financial will receive shares in New Westfield Financial based on an exchange ratio. Following the conversion and stock offering, Westfield Mutual Holding Company will no longer exist and New Westfield Financial will be the parent corporation of Westfield Bank.

This conversion to a stock holding company structure also includes the offering by New Westfield Financial of its outstanding shares to qualifying depositors of Westfield Bank and other members of Westfield Bank in a subscription offering and, possibly, to certain other persons in a direct community offering and/or syndicated community offering. The conversion and stock offering will be effected as described on page 1 of this proxy statement or in any other manner that is permitted by the Office of Thrift Supervision and is consistent with the intent of the Plan of Conversion. See the subsection entitled “The Conversion And Stock Offering” in the “Summary” of the prospectus for a chart which reflects our structure before and after the conversion and stock offering and “The Conversion And Stock Offering” section of the prospectus for additional information concerning the conversion and stock offering.

Purposes of the Conversion and Stock Offering

The Boards of Directors of Westfield Mutual Holding Company, Westfield Financial and Westfield Bank believe that a conversion of Westfield Mutual Holding Company to stock form is in the best interests of Westfield Mutual Holding Company, Westfield Financial and Westfield Bank, as well as in the best interests of their respective members and stockholders.

Funds raised in the stock offering will allow Westfield Bank to better serve the needs of its community by:

•	increasing lending, especially to support continued growth in its commercial loan portfolio;

•	expanding the products and services it currently offers (including the possible introduction of new products and services);

•	opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007); and

•	funding other general corporate purposes.

New Westfield Financial will use the capital retained by us to:

•	pay dividends to stockholders;

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Westfield Bank, Westfield Financial and Westfield Mutual Holding Company unanimously approved the conversion and stock offering as being in the best interests of the companies and the respective members and stockholders and the communities that they serve.

Structure of the Conversion

The conversion and stock offering will be structured as discussed on page 1 of the proxy statement. Our current organizational structure and our proposed structure following the conversion can be found on page 8 of the prospectus.

Effects of the Conversion and Stock Offering on Members and Depositors

General. Prior to the conversion and stock offering, each depositor in Westfield Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Westfield Mutual Holding Company based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of Westfield Mutual Holding Company. This ownership interest, however, is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of Westfield Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, the depositors in a stock subsidiary of a mutual holding company normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that Westfield Mutual Holding Company and Westfield Bank are liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Westfield Mutual Holding Company after other claims are paid.

Continuity. While the conversion is being accomplished, the normal business of Westfield Bank of accepting deposits and making loans will continue without interruption. Westfield Bank will continue to be a federally-chartered savings bank and will continue to be regulated by the Office of Thrift

Supervision. After the conversion, Westfield Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Westfield Financial at the time of the conversion will serve as our directors after the conversion and stock offering.

Effect on Deposit Accounts. Under the Plan of Conversion, each depositor in Westfield Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Westfield Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, depositors of Westfield Bank are members of, and have voting rights in, Westfield Mutual Holding Company as to all matters requiring membership action as set forth in Westfield Mutual Holding Company’s Charter. Upon completion of the conversion, depositors will cease to be members of Westfield Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Westfield Bank will be vested in its successor, New Westfield Financial, as the sole stockholder of Westfield Bank. The stockholders of New Westfield Financial will possess exclusive voting rights with respect to New Westfield Financial common stock.

Tax Effects. Westfield Financial will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to Westfield Mutual Holding Company or its members, Westfield Financial or its stockholders, Westfield Bank or New Westfield Financial. See “The Conversion And Stock Offering — Tax Aspects” in the prospectus.

Effect on Liquidation Rights. Each qualifying depositor in Westfield Bank has both a deposit account in Westfield Bank and a pro rata ownership interest in the net worth of Westfield Mutual Holding Company based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Westfield Mutual Holding Company and Westfield Bank.

In connection with the organization of the mid-tier holding company by Westfield Bank and Westfield Mutual Holding Company, Westfield Financial established a liquidation account for the benefit of eligible account holders as of December 31, 1999 and December 31, 2000. Under the Plan of Conversion, this liquidation account will be terminated and superseded by the liquidation account being established in connection with the conversion and stock offering.

In the unlikely event that Westfield Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2005 and September 30, 2006 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to New Westfield Financial as the holder of Westfield Bank’s capital stock. See “The Conversion And Stock Offering — Liquidation Rights” in the prospectus.

Conditions to the Conversion

Consummation of the conversion and stock offering is subject to the receipt of all requisite regulatory approvals, including various approvals of the Office of Thrift Supervision. No assurance can be given that all regulatory approvals will be received. Receipt of such approvals from the Office of Thrift Supervision will not constitute a recommendation or endorsement of the Plan of Conversion or the offering by the Office of Thrift Supervision. Consummation of the conversion and stock offering also is subject to approval by the stockholders of Westfield Financial and members of Westfield Mutual Holding Company, as well as the receipt of an opinion of counsel with respect to the tax consequences of the conversion and stock offering. See “The Conversion And Stock Offering — Tax Aspects” in the prospectus.

Stock Compensation Plans

The Board of Directors of New Westfield Financial intends, subject to stockholder approval at a meeting to be held at least six months following the conversion and stock offering, to consider the implementation of a restricted stock plan, called a management recognition and retention plan, and stock option plan which will be authorized to award common stock and grant options for common stock. No shares shall be issued pursuant to the recognition and retention plan unless it is approved by stockholders of New Westfield Financial, and no options shall be awarded under the stock option plan unless it is approved by stockholders of New Westfield Financial. The exercise price of the options permitted thereby shall be the fair value on the date such options are granted. Shares awarded pursuant to the recognition and retention plan, and shares issued upon exercise of options, may be authorized but unissued shares of New Westfield Financial’s common stock, or shares of common stock purchased by New Westfield Financial or such plan on the open market. New Westfield Financial’s employee stock ownership plan intends to purchase up to 8.0% of the common stock in the subscription offering. See “Management — Future Stock Benefit Plans” in the prospectus.

Amendment or Termination of the Plan of Conversion

All interpretations of the Plan of Conversion by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to our members and stockholders. Amendment of the Plan of Conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The Plan of Conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the Special Meeting and the special meeting of stockholders of Westfield Financial, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The Plan of Conversion shall be terminated if the conversion is not completed within 24 months from the date on which the members of Westfield Mutual Holding Company approve the Plan of Conversion, and may not be extended by us or the Office of Thrift Supervision.

Interest of Management and Directors in Matters to be Acted Upon

Management and Directors of Westfield Mutual Holding Company have an interest in the matters that will be acted upon because New Westfield Financial intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of the recognition and retention plan and stock option plan, and intends to enter into an employment agreements with Donald A. Williams, James C. Hagan and Michael J. Janosco, Jr. See “Management — Future Employment Agreements” and “Management — Future Stock Benefit Plans.”

Approval of the Plan of Conversion

All persons receiving this proxy statement are also being given a prospectus that describes the conversion and stock offering. The prospectus, in its entirety, is incorporated herein and made a part hereof. Although the prospectus is incorporated herein, this proxy statement does not constitute an offer to sell or a solicitation of an offer to purchase the common stock offered thereby. We urge you to carefully read the following sections of the prospectus:

•	management and directors and compensation of such persons (see “Management”);

•	business (see “Business Of Westfield Financial And Westfield Bank”);

•	reasons for the conversion and stock offering and management’s belief that the conversion and stock offering are in the best interests of Westfield Financial and its stockholders (see “The Conversion And Stock Offering”);

•	an employment agreement and employee stock benefit plans that New Westfield Financial plans to implement (see “Management — Future Employment Agreements” and “Management—Future Stock Benefit Plans”);

•	common stock (see “Description Of Capital Stock Of New Westfield Financial”);

•	pro forma capitalization, capital compliance, and pro forma information with respect to the conversion (see “Bank Regulatory Capital Compliance,” “Holding Company Capitalization,” and “Pro Forma Data”);

•	intended use of proceeds from the offering (see “How We Intend to Use the Proceeds from the Stock Offering”);

•	restrictions and anti-takeover devices on acquisitions of New Westfield Financial (see “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank — Anti-Takeover Effects Of New Westfield Financial’s Articles Of Organization, Bylaws And Benefit Plans Adopted In The Conversion” and “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank — Regulatory Restrictions); and

•	the consolidated financial statements.

Legal and Tax Opinions

Thacher Proffitt & Wood LLP, Washington, D.C. issued its opinion to us on the legality of the issuance of the common stock being offered and certain matters relating to the conversion and stock offering and federal taxation. Wolf & Company, P.C. issued its opinion to us on certain matters relating to the conversion and stock offering and Massachusetts taxation. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

The Board of Directors recommends that you vote “FOR” the adoption of the Plan of Conversion. See “The Conversion And Stock Offering — Reasons For The Conversion And Stock Offering” in the prospectus.

How to Obtain Additional Information

If you would like to receive an additional copy of the prospectus, or a copy of the Plan of Conversion, the Articles of Organization or bylaws of New Westfield Financial, you may request such material in writing, addressed to the Secretary of Westfield Mutual Holding Company at Westfield Mutual Holding Company’s address given above. Such requests must be received by Westfield Mutual Holding Company no later than December 8, 2006. Requesting such materials does not obligate you to purchase the shares. If Westfield Mutual Holding Company does not receive your request by December 8, 2006, you will not be entitled to have such materials mailed to you. A copy of the Plan of Conversion and its exhibits is available for inspection at each of Westfield Bank’s branches. See “Where You Can Find Additional Information” in the prospectus.

Other Matters

As of the date of this proxy statement, management does not know of any other matters to be brought before the members at the Special Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

By Order of the Board of Directors,

Donald A. Williams
Chairman and Chief Executive Officer

Westfield, Massachusetts

November 16, 2006

To assure that you are represented at the Special Meeting, please promptly sign, date and promptly return the accompanying proxy card(s) in the enclosed self-addressed, postage-paid proxy reply envelope provided.

QUESTIONS? If you have any questions about voting or the stock offering please call our Stock Information Center at (413)             , Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays

Westfield Mutual Holding Company	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of Westfield Mutual Holding Company

for the Special Meeting of Members to be held on December 18, 2006 and any adjournment thereof.

The undersigned member of Westfield Mutual Holding Company hereby authorizes Michael J. Janosco, Jr. and Donald A. Williams, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Members of Westfield Mutual Holding Company to be held at The Ranch Golf Club, 100 Ranch Club Road, Southwick, Massachusetts 01077, on Monday, December 18, 2006, at 11:00 a.m., Eastern time, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Special Meeting of Members and Proxy Statement, dated November 16, 2006 and upon such other matters as may properly come before the Special Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted “FOR” the approval of Proposal 1 and “FOR” the approval of Proposal 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote “FOR” the approval of Proposal 1 and “FOR” the approval of Proposal 2.	I Will Attend the Annual Meeting.	☐
	Please Mark Your Choice Like This in Blue or Black Ink.	☒

1.	An amended and restated plan of conversion and stock issuance (the “Plan of Conversion”) pursuant to which Westfield Mutual Holding Company will be merged into Westfield Bank, and Westfield Financial, Inc., the mid-tier holding company of Westfield Bank, will be succeeded by a new Massachusetts corporation named “New Westfield Financial, Inc.”, which has been established for the purpose of completing the conversion and stock offering of New Westfield Financial, Inc. common stock. Under the Plan of Conversion, shares of New Westfield Financial, Inc. common stock representing Westfield Mutual Holding Company’s ownership interest in Westfield Financial, Inc. will be offered for sale in a subscription offering and, possibly, a community offering by New Westfield Financial, Inc. Common stock of Westfield Financial, Inc. currently held by public stockholders will be converted into shares of New Westfield Financial, Inc. pursuant to an exchange ratio that will ensure that stockholders will own the same percentage of New Westfield Financial, Inc. after the conversion and stock offering as they held of Westfield Financial immediately prior thereto, exclusive of any shares purchased by a stockholder in the offering and cash received in lieu of fractional shares. After the completion of the conversion and stock offering, the name “New Westfield Financial, Inc.” will be changed to “Westfield Financial, Inc.”

For	Against	Abstain
☐	☐	☐

2.	Any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

For	Against	Abstain
☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Members and the Proxy Statement for the Special Meeting dated November 16, 2006.

Signature(s)

Dated: , 2006

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.